Exhibit 10.1

August 22, 2017
Charles Giancarlo

Re: Employment Terms
Dear Charles:
Pure Storage, Inc. (the “Company”) is pleased to offer you employment with the Company on the following terms.

I.	Employment Position and Duties.
You will be employed in the executive position of Chief Executive Officer, and shall perform the duties of such position as are customary, as specified in the Bylaws of the Company, and as may be required by the Board of Directors (the “Board”), and you will have all of the responsibilities and authority commensurate with such position. You will report to the Company’s Board and be based in the Company’s corporate headquarters located at 650 Castro Street in Mountain View, California. Subject to Section VIII below, the Company may modify your job title and duties as it deems necessary and appropriate in light of the Company’s needs and interests from time to time.

II.	Appointment to Board.
You will be appointed to serve as a member of the Board while employed as the Company’s CEO and during the period you are employed as the Company’s CEO, subject to the requirements of applicable law (including, without limitation, any rules or regulations of any exchange on which the common stock of the Company is listed, if applicable), the Board or the appropriate committee of the Board will nominate you for re-election to the Board at each annual meeting at which you are subject to re-election. You acknowledge and agree that upon the end of your employment as CEO for any reason, you will immediately resign from the Board upon the Board’s request.

III.	Base Salary, Bonus and Benefits.
(a)    Salary. You will receive for services to be rendered hereunder a base salary paid at the rate of $500,000 per year, less applicable payroll deductions and withholdings. Your base salary will be paid on the Company’s ordinary payroll cycle.
(b)    Annual Bonus. You will be eligible to earn an annual performance bonus of up to 100 percent of your annual base salary (the “Annual Bonus”). You will be eligible to receive an Annual Bonus for 2017 (prorated based on your date of hire). The Annual Bonus will be based upon the Board’s assessment of your performance and the Company’s attainment of goals with such goals as determined annually by the Compensation Committee of the Board after consultation with you. Bonus payments, if any, will be subject to applicable payroll deductions and withholdings. No amount of Annual Bonus is guaranteed, and you must be an employee on the Annual Bonus payment date in order to earn an Annual Bonus, except as set forth in Section VIII below. The Annual Bonus, if earned, will be paid within [90] days following the completion of the applicable bonus year.

Charles Giancarlo
August 22, 2017

Notwithstanding the foregoing, the Annual Bonus may be earned and paid on a quarterly basis as determined by the Compensation Committee to be consistent with the bonus program for other management team members of the Company.
(c)    Benefits. As a regular, full-time employee, you will be eligible to participate in the Company’s standard vacation programs and employee benefits (pursuant to the terms and conditions of the vacation programs, benefit plans and applicable policies). A list of the present plans and programs is attached hereto as Exhibit A. The Company retains the discretion to modify employee benefits from time to time in its discretion.

IV.	Equity.
(a)    Initial Grants. Within fifteen (15) days after your employment start date (the “Grant Date”), the Company will provide you with the following equity awards:
1.    Stock Option. The Company will grant you an option to purchase 1,000,000 shares of the Company’s Class A common stock (the “Option”) under the terms of the Company’s 2015 Equity Incentive Plan (the “Plan”) and standard form of Option grant documents. Subject to Section VIII below, the Option will vest over a four-year period based on your Continuous Service (as defined in the Plan), with twenty-five percent (25%) of the Option shares vesting on the one year anniversary of your employment start date, and the remaining Option shares vesting equally over the following thirty-six (36) months of Continuous Service. Fifty percent (50%) of the Option shares will have an exercise price equal to the greater of $17.00 or the closing price of the Company’s Class A common stock on the New York Stock Exchange on the Grant Date. The remaining fifty percent (50%) of the Option shares will have an exercise price equal to the closing price of the Company’s Class A common stock on the New York Stock Exchange on the Grant Date.
2.    Restricted Stock Units.
Initial Restricted Stock Unit Award. The Company will grant you a restricted stock unit award under the terms of the Plan and standard form of restricted stock unit grant documents with an aggregate value of $15,000,000, with such value being calculated based on the closing price of the Company’s Class A common stock averaged over the 30 trading days immediately prior to the Grant Date, rounded up to the nearest whole share (the “RSU Award”). The RSU Award will vest as follows:
(i)    Time-Based Vesting. Subject to Section VIII below, forty percent (40%) of the RSU Award ($6,000,000 in value) will vest and settle over a four-year period (the “Time-Based RSU Award”), with 25% of the Time-Based RSU Award shares vesting on September 20, 2018, and the remaining shares vesting and settling quarterly over the following three years on the 20th day of the second month of each fiscal quarter, so long as you are in Continuous Service with the Company.
(ii)    Performance-Based Vesting. Subject to Section VIII below and the time-based vesting provision set forth in this paragraph (ii) below, an additional sixty percent (60%) of the RSU Award ($9,000,000 in value) (the “Initial Performance RSU Award”) will vest and

Charles Giancarlo
August 22, 2017

settle on the occurrence of certain performance metrics during the Company’s 2019 fiscal year (February 1, 2018 – January 31, 2019), as determined by the Compensation Committee of the Board (the “Performance Metrics”) as set forth in this paragraph. One third (33.33%), or $3,000,000 in value, of the Initial Performance RSU Award will be earned upon achievement of 80% of the Performance Metrics, and additional amounts will be earned on a proportional basis up to 120% achievement of the Performance Metrics. For example, if 90% of the Performance Metrics are achieved, then $4,500,000 in value of the Initial Performance RSU Award will be earned, if 100% of the Performance Metrics are achieved, then $6,000,000 in value of the Initial Performance RSU Award will be earned, if 110% of the Performance Metrics are achieved, then $7,500,000 in value of the Initial Performance RSU Award will be earned and if 120% of the Performance Metrics are achieved, then $9,000,000 in value of the Initial Performance RSU Award will be earned. Once earned, subject to Section VIII below, the Initial Performance RSU Award will be subject to time-based vesting over a three year period with one-third vesting as of December 20, 2018 and the remainder vesting quarterly over the following eight quarters on the 20th day of the second month of each fiscal quarter thereafter, subject to your Continuous Service with the Company. For the avoidance of doubt, any time-vested Performance RSU Award shares will be settled and issued to you after the Compensation Committee makes its determination regarding achievement of the Performance Metrics, which determination is expected to be made in March 2019.
(b)    Equity Refresh Grants. You will be eligible for equity refresh grants, as determined by the Compensation Committee, on an annual basis, starting with the first anniversary of your start date.

V.	Compliance with Confidential Information Agreement and Company Policies.
As a condition of employment, you must sign and comply with the Employee Confidential Information and Inventions Assignment Agreement attached hereto as Exhibit B, which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations. You are also required to abide by the Company’s policies and procedures (including, without limitation, the Company’s Insider Trading Policy, attached hereto as Exhibit C), as modified from time to time within the Company’s discretion.
In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. The foregoing will not prohibit you from using information that is generally known and used by persons with training and experience comparable to your own, and which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person which would be in violation of any confidentiality or other legal obligations you have to such prior employer or other person. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.

Charles Giancarlo
August 22, 2017

VI.	Outside Activities.
Throughout your employment with the Company, you may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of your duties hereunder or present a conflict of interest with the Company.
During your employment by the Company, except on behalf of the Company, you will not directly or indirectly serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint venturer, associate, representative or consultant of any other person, corporation, firm, partnership or other entity whatsoever known by you to compete with the Company (or is planning or preparing to compete with the Company), anywhere in the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that you may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange. You are to withdraw your membership from the board of directors of any entity of which you currently serve, and you are not to serve on the board of directors for any other entity during your employment with the Company without advance written approval of the Board. Notwithstanding the foregoing, you may remain a board member for Arista Networks and Accenture PLC throughout your employment with the Company.

VII.	At-Will Employment Relationship.
You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, subject to Section VIII below, the Company may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and by an officer of the Company.

VIII.	Severance Benefits.
(a)    Termination for Cause; Resignation Without Good Reason; Death or Disability. If, at any time, you resign your employment without Good Reason (as defined below), or the Company terminates your employment for Cause (as defined below), or if either party terminates your employment as a result of your death or Disability (as defined below), you will receive your base salary accrued through your last day of employment, as well as any unused vacation (if applicable) accrued through your last day of employment (the “Accrued Compensation”). Under these circumstances, you will not be entitled to any other form of compensation from the Company, including any severance benefits, other than your rights to the vested portion of your equity awards and COBRA (as defined below) rights and any other rights to which you are entitled under the Company’s benefit programs. In addition to the foregoing, upon your death or Disability during the first year of your employment, any equity awards that are subject to time-based vesting (and in the case of the Initial Performance RSU Award and other performance-based equity awards the performance metrics have been met) will have the time-based equity awards accelerated by twelve (12) months.

Charles Giancarlo
August 22, 2017

(b)    Termination Without Cause or Resignation for Good Reason Not In Connection With a Change in Control. If, at any time other than during the Change in Control Period (as defined below), the Company terminates your employment without Cause (other than as a result of your death or disability) or you resign for Good Reason (either such termination referred to as a “Qualifying Termination”), provided such termination or resignation constitutes a Separation from Service (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), or if not, at such time as you do have a Separation from Service, then subject to Section VIII(d) below and your continued compliance with the terms of this Agreement (including, without limitation, Section V), the Company will provide you with the following severance benefits:
1.    Accrued Compensation. The Company will pay you or your beneficiary all Accrued Compensation.
2.    Cash Severance. The Company will pay you or your beneficiary, as cash severance an amount equal to twelve (12) months of your base salary in effect as of your Separation from Service date (or, if higher, the base salary rate in effect prior to any reduction giving rise to Good Reason) (the “Cash Severance”). The Cash Severance will be paid, less standard payroll deductions and tax withholdings, in the form of continuation of your base salary payments, paid on the Company’s regular payroll dates, commencing on the Company’s first regular payroll date that is more than sixty (60) days following your Separation from Service date (with the first payment to include any accrued salary for the sixty (60)-day period plus the period from the sixtieth (60th) day until the regular payroll date, if applicable).
3.    COBRA Severance. Provided that you timely elect continued health care coverage under COBRA for you and your eligible dependents, the Company will pay the COBRA premiums to continue coverage for you and your eligible dependents (the “COBRA Severance”), for a maximum of eighteen (18) months following your Separation from Service. The Company’s obligation to pay the COBRA Severance on your behalf will cease if you obtain health care coverage from another source (e.g., a new employer or spouse’s benefit plan), unless otherwise prohibited by applicable law. You must notify the Company within two (2) weeks if you obtain coverage from a new source. This payment of COBRA Severance by the Company would not expand or extend the maximum period of COBRA coverage to which you would otherwise be entitled under applicable law. Notwithstanding the above, if the Company determines in its sole discretion that it cannot provide the foregoing COBRA Severance without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue your group health coverage in effect on the date of your termination (which amount shall be based on the premium for the first month of COBRA coverage).
(c)    Termination Without Cause and Resignation for Good Reason In Connection With a Change in Control. In the event of a Qualifying Termination that occurs during the period beginning three (3) months prior to a Change in Control and ending twelve (12) months following the closing of such Change in Control (such period, the “Change in Control Period”), provided

Charles Giancarlo
August 22, 2017

such Qualifying Termination constitutes a Separation from Service or if not, at such time as you do have a Separation from Service, then subject to Section VII(d) and your continued compliance with the terms of this Agreement (including, without limitation, Section V) then the Company will provide you with the following as your sole severance benefits:
1.    Accrued Compensation. The Company will pay you or your beneficiary all Accrued Compensation.
2.    Cash Severance. The Company will pay you or your beneficiary, as cash severance, (i) an amount equal to twelve (12) months of your base salary in effect as of your Separation from Service date (or, if higher, the base salary rate in effect prior to any reduction giving rise to Good Reason); and (ii) your then target Annual Bonus (collectively, the “Change in Control Cash Severance”). The Change in Control Cash Severance will be paid, less standard payroll deductions and tax withholdings in a single lump sum to you on the 60th day following your Separation from Service.
3.    COBRA Severance. Provided that you timely elect continued health care coverage under COBRA for you and your eligible dependents, the Company will pay the COBRA premiums to continue coverage for you and your eligible dependents (the “Change in Control COBRA Severance”), for a maximum of eighteen (18) months following your Separation from Service. The Company’s obligation to pay the Change in Control COBRA Severance on your behalf will cease if you obtain health care coverage from another source (e.g., a new employer or spouse’s benefit plan), unless otherwise prohibited by applicable law. You must notify the Company within two (2) weeks if you obtain coverage from a new source. This payment of Change in Control COBRA Severance by the Company would not expand or extend the maximum period of COBRA coverage to which you would otherwise be entitled under applicable law. Notwithstanding the above, if the Company determines in its sole discretion that it cannot provide the foregoing Change in Control COBRA Severance without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue your group health coverage in effect on the date of your termination (which amount shall be based on the premium for the first month of COBRA coverage).
4.    Equity Acceleration. The Company shall accelerate the vesting of any equity awards then held by you such that one hundred percent (100%) of such awards shall be deemed immediately vested (and, as applicable, exercisable) as of your Separation from Service date or to the extent such equity awards are not assumed or substituted for in such Change in Control immediately prior to such Change in Control.
(d)    Conditions to Receipt of Severance Benefits. Prior to and as a condition to your receipt of the severance benefits described in this Section VIII (other than the Accrued Compensation), you shall execute and deliver to the Company an effective release of claims in favor of and in a form acceptable to the Company with such release of claims excluding any claims for indemnification pursuant to any policy, bylaws or agreement with the Company, and any fiduciary insurance policy otherwise in effect (the “Release”) within the timeframe set forth therein and in any event prior to the 60th day following your Qualifying Termination, and allow the Release to

Charles Giancarlo
August 22, 2017

become effective according to its terms (by not invoking any legal right to revoke it) within any applicable time period set forth therein. You must also return to the Company all Company documents (and all copies thereof) and other Company property within your possession, custody or control, no later than five (5) days after your Separation from Service date.

IX.	Definition of Terms:
(a)    A “Change in Control” shall mean the occurrence of any one or more of the following events: (i) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, continue to hold fifty percent (50%) or more of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; (ii) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred; provided that the foregoing shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted or a combination thereof; or (iii) a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company. A Change in Control must satisfy the definitions of “change in ownership of a corporation” and “change in ownership of a substantial portion of a corporation’s assets” provided in Treasury Regulation Sections 1.409A-3(i)(5)(v) and (vii).
(b)    “Cause” means the occurrence of any or more of the following events: (i) your conviction (including a guilty plea or plea of nolo contendere) of any felony or any other crime involving fraud, dishonesty or moral turpitude; (ii) your commission or attempted commission of or participation in a fraud or act of dishonesty or misrepresentation against the Company; (iii) your material violation of any contract or agreement between you and the Company, including without limitation, material breach of your Confidential Information and Inventions Assignment Agreement, or of any Company policy, or of any statutory duty you owe to the Company; or (iv) your conduct that constitutes gross insubordination, incompetence or habitual neglect of duties, provided, however, that the action or conduct described in clause (iii) above and this clause (iv) will constitute “Cause” only if such action or conduct continues after the Board has provided you with written notice thereof and thirty (30) days opportunity to cure the same (provided that the Board is not obligated to provide such written notice and opportunity to cure if the action or conduct is not reasonably susceptible to cure). The determination that a termination is for Cause shall be made by the Company in its sole discretion.
(c)    “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
(d)    “Disability” shall have that meaning set forth in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”).
(e)    A resignation for “Good Reason” means the occurrence of any of the following events without your written consent; provided however, that any resignation by you due to any of

Charles Giancarlo
August 22, 2017

the following events shall be deemed for Good Reason (except in the case of a resignation by reason of subsection (iv) below) only if (1) you give the Company written notice of the intent to terminate for Good Reason within thirty (30) days after the occurrence of any of the events and that you assert that grounds for a resignation for Good Reason exist as a result which is not corrected within thirty (30) days after the Company (or any successor thereto) receives such written notice from you; and (2) you resign within one hundred twenty (120) days of the first occurrence of the applicable event: (i) a material diminution of your duties, position or responsibilities; (ii) a reduction by the Company in your base salary as in effect immediately prior to such reduction by more than ten percent (10%) (unless such reduction is made pursuant to an across the board reduction applicable to senior executives of the Company); (iii) the relocation of your assigned office location resulting in an increase in your one-way commuting distance from your residence by at least forty-five (45) miles; or (iv) you no longer continue as Chief Executive Officer of the parent company of the Company following a Change in Control event.

X.	Dispute Resolution.
To ensure the timely and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, your employment, or the termination of your employment, including but not limited to statutory claims, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, conducted by JAMS, Inc. (“JAMS”) under the then applicable JAMS rules (which can be found at the following web address: http://www.jamsadr.com/rulesclauses, and which will be provided to you upon request).  By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding.   All claims, disputes, or causes of action under this section, whether by me or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity.  The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding.  This paragraph shall not apply to an action or claim brought in court pursuant to the California Private Attorneys General Act of 2004.  The Company acknowledges that you will have the right to be represented by legal counsel at any arbitration proceeding.  The arbitration will take place in the county (or comparable governmental unit) in which you were last employed by the Company, as determined by the arbitrator; provided, however, that if the arbitrator determines there will be an undue hardship to you to have the arbitration in such location, the arbitrator will choose an alternative appropriate location.  The arbitrator shall:  (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award.  The arbitrator shall be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law.  The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required of you if the dispute were decided in a court of law.  Nothing in this

Charles Giancarlo
August 22, 2017

Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.  Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

XI.	Section 409A Compliance.
It is intended that all of the severance benefits and other payments payable under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations 1.409A‑1(b)(4), 1.409A‑1(b)(5) and 1.409A‑1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A‑2(b)(2)(iii)), your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to you prior to the earliest of (i) the expiration of the six-month period measured from the date of your Separation from Service with the Company, (ii) the date of your death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such time period, all payments deferred pursuant to this Paragraph shall be paid in a lump sum to you or your beneficiary, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.

XII.	Parachute Payments.
If any payment or benefit (including payments and benefits pursuant to this Agreement) that you would receive in connection with a Change in Control from the Company or otherwise (“Transaction Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Transaction Payment are paid to you, which of the following two alternative forms of payment would result in your receipt, on an after-tax basis, of the greater amount of the Transaction Payment notwithstanding that all or some portion of the Transaction Payment may be subject to the Excise Tax: (1) payment in full of the entire amount of the Transaction Payment (a “Full Payment”), or (2) payment of only a part of the Transaction Payment so that you receive the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”). For purposes of

Charles Giancarlo
August 22, 2017

determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a Reduced Payment is made, (x) you will have no rights to any additional payments and/or benefits constituting the Transaction Payment, and (y) reduction in payments and/or benefits shall occur in the manner that results in the greatest economic benefit to you as determined in this paragraph. If more than one method of reduction will result in the same economic benefit, the portions of the Transaction Payment shall be reduced pro rata. Unless you and the Company otherwise agree in writing, any determination required under this section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. You and the Company will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this paragraph as well as any costs incurred by you with the Accountants for tax planning under Sections 280G and 4999 of the Code. Notwithstanding the foregoing, the Company will solely upon your request take reasonable actions to mitigate the effect (or avoid) any excessive Tax or Reduced Payment, including entering into any noncompetition agreement or any consulting relationship with you.

XIII.	Indemnification.
You and the Company will enter into the form of indemnification agreement provided to other similarly situated officers and directors of the Company. In addition, you will be named as an insured on the director and officer liability insurance policy currently maintained by the Company, or as may be maintained by the Company from time to time.

XIV.	Miscellaneous.
This offer is contingent upon a background check clearance, reference check, and satisfactory proof of your right to work in the United States, which the parties agree must be completed prior to your first day of employment. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.
The Company will pay your legal fees in connection with this Agreement not to exceed $25,000.
This letter, together with your Employee Confidential Information and Inventions Assignment Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s or Board’s discretion in this Agreement, require a written modification approved by the Company and signed by a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company by merger or

Charles Giancarlo
August 22, 2017

otherwise, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and electronic image copies of signatures shall be equivalent to original signatures.
Please sign and date this letter, and the enclosed Employee Confidential Information and Inventions Assignment Agreement and return them to me on or before August 22, 2017 if you wish to accept employment at the Company under the terms described above. If you accept our offer, we would like you to start on August 22, 2017.
We look forward to your favorable reply and to a productive and enjoyable work relationship.
Sincerely,
/s/ Aneel Bhusri        8/22/2017
Aneel Bhusri    Date
Compensation Committee Chairman

Accepted:
/s/ Charles Giancarlo        8/22/2017
Charles Giancarlo    Date
Attachments:
Exhibit A – List of Benefits*
Exhibit B – Employee Confidential Information and Inventions Assignment Agreement*
Exhibit C – Insider Trading Policy*

*Attachments are the Company's standard documents, available upon request.